Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1	A.C.N. 120.786.012 Pty. Ltd., an Australian company

2	ADIC Limited, a UK corporation

3	Advanced Digital Information Corporation, a Washington Corporation

4	ATL Products Ltd., a United Kingdom corporation

5	Certance (US) Holdings, Inc., a Delaware corporation

6	Certance Holdings Corporation, a Delaware corporation

7	Certance International, a Cayman Islands company

8	Certance LLC, a Delaware limited liability company

9	Quantum Beteiligungs GmbH, a Germany corporation

10	Quantum Boehmenkirch GmbH & Co. KG, a Germany corporation

11	Quantum Distribution (UK) Limited, a United Kingdom corporation

12	Quantum GmbH, a German corporation

13	Quantum India Development Center Private Ltd., an Indian company

14	Quantum International Inc., a Delaware corporation

15	Quantum Korea Co. Ltd., a Korean corporation

16	Quantum Peripherals (Europe) SARL, a Swiss corporation

17	Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

18	Quantum SARL, a French corporation

19	Quantum Storage Australia Pty. Ltd., an Australian corporation

20	Quantum Storage France, a French corporation

21	Quantum Storage GmbH., a Swiss corporation

22	Quantum Storage Japan Corporation, a Japanese corporation

23	Quantum Storage Singapore Pte. Ltd., a Singapore private company

24	Quantum Storage UK Ltd., a United Kingdom corporation

25	Rocksoft Pty. Ltd., an Australian company